UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 29, 2005

Date of Report (date of earliest event reported)

INTRAWARE, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-25249	68-0389976
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25 Orinda Way
Orinda, California 94563

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (925) 253-4500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Sales Alliance Agreement with Software Spectrum, Inc.

On August 1, 2005, Intraware, Inc. and Software Spectrum, Inc. entered into a new Sales Alliance Agreement (the “New Agreement”), replacing the Sales Alliance Agreement between them dated June 28, 2001, which expired July 31, 2005.  Under the New Agreement, Intraware will continue to solicit customer purchase orders for certain Sun Microsystems, Inc. software products and related maintenance services (the “Sun Products”), and continue to deliver Sun Products to such customers electronically through Intraware’s SubscribeNet service, on behalf of Software Spectrum.  Software Spectrum will continue to invoice and receive payment from such customers, and continue to contract with Sun Microsystems or its authorized distributor for resale of the Sun Products.  Intraware will continue to be Software Spectrum’s exclusive third party sales organization for the Sun Products, and Intraware will continue to sell Sun Products exclusively for the benefit of Software Spectrum.  As compensation for its services under the New Agreement, Intraware will receive a portion of the gross profit derived from sales of Sun Products under the New Agreement.

The term of the New Agreement is two years. It will automatically renew for additional one-year periods, provided the agreement between Software Spectrum and Sun Microsystems (or its authorized distributor) for Software Spectrum’s resale of Sun Products is also in effect for the same renewal period.  The New Agreement will automatically terminate upon any termination of the agreement between Software Spectrum and Sun Microsystems (or its authorized distributor). Either Intraware or Software Spectrum may terminate the New Agreement without cause upon 60 days’ written notice.

Executive Incentive Bonus Plan

On July 29, 2005, the Compensation Committee of the Board of Directors of Intraware adopted an incentive bonus plan under which the following executive officers are eligible to receive the following cash bonus amounts:

Peter H. Jackson, Chairman, President and Chief Executive Officer	$150,000
Wendy A. Nieto, Executive Vice President and Chief Financial Officer	$60,000
John J. Moss, Senior Vice President, General Counsel and Secretary	$46,000

Under the plan, the executive officers will receive these amounts if Intraware achieves certain corporate goals with respect to (i) annual revenue growth between fiscal years 2005 and 2006, (ii) decrease in loss from operations between fiscal years 2005 and 2006, (iii) net cash provided from operating activities in fiscal year 2006, and (iv) cash balance at the end of fiscal year 2006, net of amounts payable as bonuses.  Any bonus would be paid within 15 days after the issuance of the fiscal year-end audit report by Intraware’s independent registered public accounting firm for the 2006 fiscal year.  Any payout of a bonus is subject to final approval by the Compensation Committee.

Amendment of Change of Control Severance Agreement between Intraware and Peter H. Jackson

On July 29, 2005, the Compensation Committee of the Board of Directors of Intraware approved an amendment to the Change of Control Severance Agreement between Intraware and Mr. Jackson.  The amendment increases from six to twelve months the amount of salary and target bonus Mr. Jackson will receive, and increases from six to twelve months the health, dental and life insurance coverage Mr. Jackson and his dependents will be eligible to receive, if Intraware undergoes a “Change of Control” and there is an “Involuntary Termination” of Mr. Jackson’s employment other than for “Cause” within one year thereafter.  “Change of Control,” “Involuntary Termination” and “Cause” are defined in the Change of Control Severance Agreement, the form of which is attached to Intraware’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2001, filed with the SEC on July 13, 2001.  The form of the first amendment to the Change of Control Severance Agreement is attached to Intraware’s Annual Report on Form 10-K for the year ended February 28, 2005, filed with the SEC on April 22, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2005	INTRAWARE, INC.

/s/ John J. Moss
John J. Moss
Senior Vice President, General Counsel and Secretary